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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                  (Check One):

       [  ]  Form 10-K and Form 10-KSB  [  ]  Form 20-F   [  ]  Form 11-K

              [X]  Form 10-Q and Form 10-QSB       [  ] Form N-SAR

           For Period Ended:  September 29, 1996.
           [  ]  Transition Report on Form 10-K
           [  ]  Transition Report on Form 20-F
           [  ]  Transition Report on Form 11-K
           [  ]  Transition Report on Form 10-Q
           [  ]  Transition Report on Form N-SAR
           For the Transition Period Ended:


________________________________________________________________________________

     Read Attached Instruction Sheet Before Preparing From.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
________________________________________________________________________________

PART I - REGISTRANT INFORMATION
________________________________________________________________________________

         Full Name of Registrant:  CASH CAN INCORPORATED
         Former Name if Applicable:
         Address of Principal Executive Office:

         2321 Noriega Street, San Francisco, California 94122

________________________________________________________________________________

PART II - RULES 12B-25(B) AND (C)
________________________________________________________________________________

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


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[ ] (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, From 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
    has been attached if applicable.
________________________________________________________________________________

PART III - NARRATIVE
________________________________________________________________________________

     State below in reasonable detail the reason why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

     We missed the electronic filing deadline. We thought we had another 24 hours. We will have the 10-Q by Monday.

________________________________________________________________________________

PART IV - OTHER INFORMATION
________________________________________________________________________________

     (1) Name and telephone number of person to contact in regard to this notification:

         Arthur E. Juhl      (415) 564-4770

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).  [X] Yes     [ ] No   Current Report on Form 8-K/A, filed
November 8, 1996.






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     (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

________________________________________________________________________________

SIGNATURE
________________________________________________________________________________

                             CASH CAN INCORPORATED

                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                                         By:  /s/ Arthur E. Juhl
Date:  November 14, 1996                      ----------------------------
                                              Arthur E. Juhl,
                                              President/CEO





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